Exhibit 99.1
Cognex Reports Second Quarter 2024 Results

July 31, 2024―NATICK, MA—Cognex Corporation (NASDAQ: CGNX) today reported financial results for the second quarter of 2024. Table 1 below shows selected financial data for Q2-24 compared with Q2-23 and Q1-24.

“Cognex delivered second quarter revenue and gross margin in line with expectations and operating expenses favorable to our guidance," said Robert J. Willett, CEO. "Year-on-year revenue growth in the quarter was strong in our Logistics and Semiconductor end markets, however revenue across the rest of our factory automation business continues to be soft."

“Amidst this challenging operating environment, we remain focused on creating long-term value through AI-driven product innovation and our Emerging Customer initiative, as well as on key financial priorities including cost management and capital efficiency."

Table 1
(Dollars in millions, except per share amounts)

	Current Quarter Q2-24	Prior Year Quarter Q2-23	Y/Y Change	Prior Quarter Q1-24	Q/Q Change
Revenue	$239	$243	(1%)	$211	+14%

Operating Income	$38	$65	(41%)	$14	+171%
% of Revenue	16.1%	26.9%	(1,080 bps)	6.7%	+933 bps

Adjusted EBITDA*	$48	$68	(30%)	$25	+89%
% of Revenue	19.9%	28.1%	(826 bps)	11.9%	+794 bps

Net Income per Diluted Share	$0.21	$0.33	(37%)	$0.07	+201%

Adjusted EPS (Diluted)*	$0.23	$0.33	(31%)	$0.11	+100%

Note: Numbers shown may not foot due to rounding.
*Adjusted EBITDA and Adjusted EPS (Diluted) exclude Non-GAAP adjustments. A reconciliation from GAAP to Non-GAAP metrics is provided in this news release.

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2024

•Revenue declined by 1% from Q2-23. Excluding the 7% contribution of Moritex and 1% negative impact of FX, revenue declined by 7%. The year-on-year decline in revenue was driven primarily by continued softness across our factory automation business, partially offset by growth in our Logistics and Semiconductor businesses. Sequentially, revenue increased by 14% from Q1-24, or 15% excluding a 1% negative impact of FX, primarily due to the seasonality of Consumer Electronics revenue.

•Gross margin was 69.6% for Q2-24 compared to 74.1% for Q2-23 and 67.3% for Q1-24. We recorded $2 million in amortization of intangible assets and other acquisition charges in cost of revenue in the quarter, primarily related to the Moritex acquisition. Adjusted gross margin was 70.3% for Q2-24 compared to 74.3% for Q2-23 and 68.8% for Q1-24, in line with our prior guidance. The year-on-year stepdown was driven by an approximately 2 percentage point dilution effect from Moritex, in addition to negative mix effects.

•Operating expenses of $128 million increased by 12% from Q2-23 and were flat from Q1-24. We recorded $3 million in amortization of intangible assets, integration costs, and other acquisition charges in operating expenses in the quarter, primarily related to the Moritex acquisition. Adjusted operating expenses of $126 million increased by 8% from Q2-23 and were flat from Q1-24, below our prior guidance. The year-on-year increase was primarily driven by incremental costs related to Moritex and our investment in the Emerging Customer initiative, partly offset by lower headcount excluding Moritex and Emerging Customers, as well as disciplined cost management.

•Net Income of $36 million declined by 37% from Q2-23 and increased by 201% from Q1-24. Adjusted Net Income of $39 million declined by 32% from Q2-23 and increased by 100% from Q1-24. The year-on-year decline in Adjusted Net Income was primarily driven by lower revenue excluding Moritex, lower gross margins and continued investment in our Emerging Customer initiative.

•The effective tax rate was 13% in Q2-24 and 15% in Q2-23. Excluding discrete tax items and the tax impact of non-GAAP adjustments, the adjusted effective tax rate was 15% in both periods.

Balance Sheet and Cash Flow Highlights – June 30, 2024

•Cognex’s financial position as of June 30, 2024 continued to be strong, with $555 million in cash and investments and no debt. In Q2-24, Cognex generated $28 million in cash from operations. In addition, the company spent $11 million to repurchase its common stock and paid $13 million in dividends to shareholders. Cognex intends to continue to repurchase shares of its common stock pursuant to its existing stock repurchase program, subject to market conditions and other relevant factors.

Financial Outlook – Q3 2024

•Cognex expects revenue to be between $225 million and $240 million. This range represents a slight sequential decrease in revenue from Q2-24 to Q3-24 and a slight increase year-on-year excluding Moritex driven by a lower comparison in Q3-23 as $15 million of Consumer Electronics revenue shifted from Q3-23 into Q2-23 last year. We expect the Moritex business to contribute 10 to 12 percent of revenue in Q3. This is higher than the typical 6 to 8 percent of revenue as Q3 will include four months of Moritex financials as we align accounting close schedules.

•Adjusted gross margin1 is expected to be slightly below 70%, a sequential decrease from Q2-24 driven by the additional month of Moritex financials and negative mix.

•Adjusted EBITDA margin1 is expected to be between 16% and 19%. Expectations for a similar EBITDA margin year-on-year reflect positive operating leverage on higher revenue mostly offset by additional investment in the Emerging Customers initiative and higher incentive compensation.

•The adjusted effective tax rate1 is expected to be 16%.

1Cognex has provided the forward-looking non-GAAP measures of adjusted gross margin, adjusted EBITDA margin, and adjusted effective tax rate, but cannot, without unreasonable effort, forecast such items to present or provide a reconciliation to corresponding forecasted GAAP measures. These include special items such as restructuring charges, acquisition and integration charges, and amortization of acquisition-related intangible assets, all of which are subject to limitations in predictability of timing, ultimate outcome and numerous conditions outside of Cognex’s control. Additionally, these items are outside of Cognex’s normal business operations and not used by management to assess Cognex’s operating results. Cognex believes these limitations would result in a range of projected values so broad as to not be meaningful to investors. For these reasons, Cognex believes that the probable significance of such information is low. Information with respect to special items for certain historical periods is included in the section entitled “Reconciliation of Selected Items From GAAP to Non-GAAP”.

Analyst Conference Call and Simultaneous Webcast

•Cognex will host a conference call on August 1, 2024 at 8:30 a.m. Eastern Daylight Time (EDT). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States).

•A real-time audio broadcast of the conference call or an archived recording, together with a slide presentation, will be accessible on the Events & Presentations page of the Cognex Investor website: www.cognex.com/investor.

COGNEX CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$176,626	$202,655
Current investments, amortized cost of $114,177 and $132,799 in 2024 and 2023, respectively, allowance for credit losses of $0 in 2024 and 2023	112,449	129,392
Accounts receivable, allowance for credit losses of $665 and $583 in 2024 and 2023, respectively	159,305	114,164
Unbilled revenue	1,858	2,402
Inventories	157,255	162,285
Prepaid expenses and other current assets	73,524	68,099
Total current assets	681,017	678,997
Non-current investments, amortized cost of $272,613 and $250,790 in 2024 and 2023, respectively, allowance for credit losses of $0 in 2024 and 2023	266,214	244,230
Property, plant, and equipment, net	102,997	105,849
Operating lease assets	71,283	75,115
Goodwill	381,042	393,181
Intangible assets, net	98,548	112,952
Deferred income taxes	396,723	400,400
Other assets	6,260	7,088
Total assets	$2,004,084	$2,017,812

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,617	$21,454
Accrued expenses	75,405	72,374
Accrued income taxes	20,827	16,907
Deferred revenue and customer deposits	40,529	31,525
Operating lease liabilities	9,405	9,624
Total current liabilities	168,783	151,884
Non-current operating lease liabilities	64,778	68,977
Deferred income taxes	233,798	246,877
Reserve for income taxes	28,826	26,685
Non-current accrued income taxes	—	18,338
Other liabilities	1,169	299
Total liabilities	497,354	513,060

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value – Authorized: 400 shares in 2024 and 2023, respectively; no shares issued and outstanding	—	—
Common stock, $.002 par value – Authorized: 300,000 shares in 2024 and 2023, respectively; issued and outstanding: 171,501 and 171,599 shares in 2024 and 2023, respectively	343	343
Additional paid-in capital	1,061,597	1,037,202
Retained earnings	515,142	512,543
Accumulated other comprehensive loss, net of tax	(70,352)	(45,336)
Total shareholders’ equity	1,506,730	1,504,752
Total liabilities and shareholders' equity	$2,004,084	$2,017,812

COGNEX CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three-months Ended		Six-months Ended
	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023

Revenue	$239,292	$242,512	$450,089	$443,636
Cost of revenue	72,693	62,829	141,553	120,213
Gross margin	166,599	179,683	308,536	323,423
Percentage of revenue	70%	74%	69%	73%
Research, development, and engineering expenses	34,962	33,585	72,067	72,127
Percentage of revenue	15%	14%	16%	16%
Selling, general, and administrative expenses	93,180	83,423	183,808	166,460
Percentage of revenue	39%	34%	41%	38%
Loss (recovery) from fire	—	(2,500)	—	(2,500)
Operating income	38,457	65,175	52,661	87,336
Percentage of revenue	16%	27%	12%	20%
Foreign currency gain (loss)	(181)	(1,605)	(135)	(1,211)
Investment income	3,116	4,095	6,236	7,682
Other income (expense)	176	112	372	185
Income before income tax expense	41,568	67,777	59,134	93,992
Income tax expense	5,356	10,303	10,900	10,903
Net income	$36,212	$57,474	$48,234	$83,089
Percentage of revenue	15%	24%	11%	19%

Net income per weighted-average common and common-equivalent share:
Basic	$0.21	$0.33	$0.28	$0.48
Diluted	$0.21	$0.33	$0.28	$0.48

Weighted-average common and common-equivalent shares outstanding:
Basic	171,568	172,429	171,630	172,527
Diluted	172,733	173,622	172,699	173,791

Cash dividends per common share	$0.075	$0.070	$0.150	$0.140

(1) Amounts include stock-based compensation expense, as follows:
Cost of revenue	$413	$441	$1,018	$1,062
Research, development, and engineering	3,540	3,308	7,929	9,198
Selling, general, and administrative	9,011	8,825	17,319	18,893
Total stock-based compensation expense	$12,964	$12,574	$26,266	$29,153

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted gross margin, adjusted operating expense, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted earnings per share of common stock, diluted, adjusted effective tax rate, and free cash flow. Cognex defines its non-GAAP metrics as follows:

•Adjusted gross margin: Gross margin adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted operating expense: Operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted operating income: Operating income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted EBITDA: Operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire.

•Adjusted net income: Net income adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, acquisition and integration costs and other one-time discrete events, such as loss or recovery related to a fire or a foreign currency (gain) loss on a forward contract to hedge the Moritex purchase price.

•Adjusted earnings per share of common stock, diluted: Adjusted net income divided by diluted weighted average common and common-equivalent shares.

•Adjusted effective tax rate: Effective tax rate adjusted for discrete tax items and the net impact of the other non-GAAP adjustments.

•Free cash flow: Cash provided by operating activities less cash for capital expenditures.

Beginning in the fourth quarter of 2023, we updated the calculation of our non-GAAP measures to exclude acquisition and integration costs and amortization of acquisition-related intangible assets. These changes have been applied retrospectively to the second quarter of 2023. Cognex also uses results on a constant-currency basis as one measure to evaluate its performance and compares results between periods as if the exchange rates had remained constant period-over-period.

Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare results over multiple periods using the same methodology that management employs in its budgeting process, in its review of operating results, and for forecasting and planning for future periods. Cognex’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain non-recurring expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Please see the section “Reconciliation of Selected Items from GAAP to Non-GAAP” below for more detailed information regarding non-GAAP financial measures herein, including the items reflected in our adjusted financial metrics and a description of these adjustments.

COGNEX CORPORATION
RECONCILIATION OF SELECTED ITEMS FROM GAAP TO NON-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Six-months Ended
	June 30, 2024	March 31, 2024	July 2, 2023	June 30, 2024	July 2, 2023

Gross margin (GAAP)	$166,599	$141,937	$179,683	$308,536	$323,423
Acquisition and integration costs	233	1,568	—	1,801	—
Amortization of acquisition-related intangible assets	1,388	1,429	550	2,817	1,299
Adjusted gross margin	$168,220	$144,934	$180,233	$313,154	$324,722
Adjusted gross margin percentage	70.3%	68.8%	74.3%	69.6%	73.2%

Operating expense (GAAP)	$128,142	$127,733	$114,508	$255,875	$236,087
(Loss) recovery from fire	—	—	2,500	—	2,500
Acquisition and integration costs	(1,203)	(1,303)	(622)	(2,506)	(738)
Amortization of acquisition-related intangible assets	(1,339)	(1,384)	(193)	(2,723)	(386)
Adjusted operating expense	$125,600	$125,046	$116,193	$250,646	$237,463

Operating income (GAAP)	$38,457	$14,204	$65,175	$52,661	$87,336
Loss (recovery) from fire	—	—	(2,500)	—	(2,500)
Acquisition and integration costs	1,436	2,871	622	4,307	738
Amortization of acquisition-related intangible assets	2,727	2,813	743	5,540	1,685
Adjusted operating income	$42,620	$19,888	$64,040	$62,508	$87,259
Adjusted operating income percentage	17.8%	9.4%	26.4%	13.9%	19.7%
Depreciation (adjusted for amounts included in Acquisition and integration costs)	4,948	5,279	4,191	10,227	8,177
Adjusted EBITDA	$47,568	$25,167	$68,231	$72,735	$95,436
Adjusted EBITDA margin percentage	19.9%	11.9%	28.1%	16.2%	21.5%

Net income (GAAP)	$36,212	$12,022	$57,474	$48,234	$83,089
Loss (recovery) from fire	—	—	(2,500)	—	(2,500)
Acquisition and integration costs	1,436	2,871	622	4,307	738
Amortization of acquisition-related intangible assets	2,727	2,813	743	5,540	1,685
Discrete tax (benefit) expense	(463)	3,085	399	2,622	(3,195)
Tax impact of reconciling items	(1,033)	(1,354)	149	(2,387)	(35)
Adjusted net income	$38,879	$19,437	$56,887	$58,316	$79,782

Earnings per share of common stock, diluted (GAAP)	$0.21	$0.07	$0.33	$0.28	$0.48
Loss (recovery) from fire	—	—	(0.01)	—	(0.01)
Acquisition and integration costs	0.01	0.02	—	0.02	—
Amortization of acquisition-related intangible assets	0.02	0.02	—	0.03	0.01
Discrete tax (benefit) expense	—	0.02	—	0.02	(0.02)
Tax impact of reconciling items	(0.01)	(0.01)	—	(0.01)	—
Adjusted earnings per share of common stock, diluted	$0.23	$0.11	$0.33	$0.34	$0.46

Effective tax rate (GAAP)	12.9%	31.6%	15.2%	18.4%	11.6%
Discrete tax benefit (expense)	1.1%	(17.6)%	(0.6)%	(4.4)%	3.4%
Net impact of other reconciling items	1.0%	2.4%	—%	1.5%	—%
Adjusted effective tax rate	15.0%	16.4%	14.6%	15.5%	15.0%

Cash provided by operating activities (GAAP)	$27,763	$13,643	$29,849	$41,406	$57,402
Capital expenditures	(4,510)	(4,061)	(4,700)	(8,571)	(10,207)
Free cash flow	$23,253	$9,582	$25,149	$32,835	$47,195

Description of adjustments:

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Adjustments incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Depreciation:
•The company incurs expense related to its normal use of property, plant and equipment.

Loss (recovery) from fire:
•On June 7, 2022, the Company’s primary contract manufacturer experienced a fire at its plant in Indonesia. In the second quarter of 2023 the Company recorded a recovery of $2,500,000 for proceeds received as part of a financial settlement for lost inventory and other losses incurred as a result of the fire. Management does not anticipate additional recoveries.

Acquisition and integration costs:
•The Company has incurred charges related to the purchase and integration of acquired businesses. In the second quarter of 2024, these costs were primarily related to the ongoing integration of Moritex Corporation.

Amortization of acquisition-related intangible assets:
•The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These items are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions, and include the amortization of customer relationships, completed technologies, and trademarks that originated from prior acquisitions. The largest driver of intangible asset amortization was the acquisition of Moritex Corporation.

Discrete tax (benefit) expense:
•Items unrelated to current period ordinary income or (loss) that generally relate to changes in tax laws, adjustments to prior period’s actual liability determined upon filing tax returns, adjustments to previously recorded reserves for uncertain tax positions, and initially recording or fully reversing valuation allowances.

We estimate the tax effect of items identified in the reconciliation by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, we estimate the tax effect by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Certain statements made in this release, as well as oral statements made by the Company from time to time, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Readers can identify these forward-looking statements by our use of the words “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. These forward-looking statements, which include statements regarding business and market trends, future financial performance and financial targets, customer demand and order rates and timing of related revenue, managing supply challenges, delivery lead times, future product or revenue mix, research and development activities, sales and marketing activities (including our 'Emerging Customer' sales initiative), new product offerings and product development activities, customer acceptance of our products, capital expenditures, cost management activities, investments, liquidity, dividends and stock repurchases, strategic and growth plans and opportunities, acquisitions, and estimated tax benefits and expenses and other tax matters, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the technological obsolescence of current products and the inability to develop new products, particularly in connection with emerging artificial intelligence technologies; (2) the impact of competitive pressures; (3) the inability to attract and retain skilled employees and maintain our unique corporate culture; (4) the failure to properly manage the distribution of products and services; (5) economic, political, and other risks associated with international sales and operations, including the impact of trade disputes, the economic climate in China, and the wars in Ukraine and Israel; (6) the challenges in integrating and achieving expected results from acquired businesses, including our acquisition of Moritex Corporation; (7) information security breaches and other cybersecurity risks; (8) the failure to comply with laws or regulations relating to data privacy or data protection; (9) the inability to protect our proprietary technology and intellectual property; (10) the failure to manufacture and deliver products in a timely manner; (11) the inability to obtain, or the delay in obtaining, components for our products at reasonable prices; (12) the failure to effectively manage product transitions or accurately forecast customer demand; (13) the inability to manage disruptions to our distribution centers or to our key suppliers; (14) the inability to design and manufacture high-quality products; (15) the loss of, or curtailment of or delays in purchases by, large customers in the logistics, consumer electronics, or automotive industries; (16) potential impairment charges with respect to our investments or acquired intangible assets; (17) exposure to additional tax liabilities, increases and fluctuations in our effective tax rate, and other tax matters; (18) fluctuations in foreign currency exchange rates and the use of derivative instruments; (19) unfavorable global economic conditions, including high interest rates and fluctuating inflation rates; (20) business disruptions from natural or man-made disasters, such as fire, or public health issues; (21) exposure to potential liabilities, increased costs (including regulatory compliance costs), reputational harm, and other potential impacts associated with expectations relating to environmental, social, and governance considerations; (22) stock price volatility; and (23) our involvement in time-consuming and costly litigation or activist shareholder activities. The foregoing list should not be construed as exhaustive and we encourage readers to refer to the detailed discussion of risk factors included in Part I - Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by Part II - Item 1A of this Quarterly Report on Form 10-Q. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

About Cognex Corporation

Cognex Corporation (“the Company” or “Cognex”) invents and commercializes technologies that address some of the most critical manufacturing and distribution challenges. We are a leading global provider of machine vision products and solutions that improve efficiency and quality in high-growth-potential businesses across attractive industrial end markets. Our solutions blend physical products and software to capture and analyze visual information, allowing for the automation of manufacturing and distribution tasks for customers worldwide. Machine vision products are used to automate the manufacturing or distribution and tracking of discrete items, such as mobile phones, electric vehicle batteries and e-commerce packages, by locating, identifying, inspecting, and measuring them. Machine vision is important for applications in which human vision is inadequate to meet requirements for size, accuracy, or speed, or in instances where substantial cost savings or quality improvements are maintained.

Cognex is the world's leader in the machine vision industry, having shipped more than 4.5 million image-based products, representing over $11 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe, and Asia. For details, visit Cognex online at www.cognex.com.

Investor Contacts:
Nathan McCurren – Head of Investor Relations
Jordan Bertier – Sr. Manager, Investor Relations
Cognex Corporation
ir@cognex.com